Exhibit 5.2

Graubard Miller The Chrysler Building 405 Lexington Avenue New York, N.Y. 10174-1901 (212) 818-8800
facsimile		direct dial number
(212) 818-8881

May 14, 2013

Plastec Technologies, Ltd.

Unit 01, 21/F

Aitken Vanson Centre

61 Hoi Yuen Road

Kwun Tong, Kowloon

Hong Kong

Re:	Registration Statement

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form F-1 (as it may be amended from time to time, the “Registration Statement”) and prospectus contained therein (the “Prospectus”), originally filed with the Securities and Exchange Commission on November 30, 2013 by Plastec Technologies, Ltd. (“Company”), a Cayman Islands company, under the Securities Act of 1933, as amended, with respect to (i) up to 13,935,057 ordinary shares, par value $0.001 per share and (ii) 1,181,122 warrants (“Resale Warrants”) each to purchase one ordinary share, such ordinary shares and warrants to be offered for resale by certain holders thereof (“Selling Shareholders”), as well as (iii) 3,600,000 ordinary shares underlying outstanding warrants issued in the Company’s initial public offering (“IPO”) pursuant to a prospectus dated November 19, 2009, (iv) 289,625 ordinary shares and 289,625 warrants (“UPO Warrants” together with the Resale Warrants, the “Warrants”) underlying unit purchase options originally issued to the underwriters in the Company’s IPO and their designees and 289,625 ordinary shares underlying the warrants included in the unit purchase options and (v) 1,181,122 ordinary shares underlying warrants sold to certain insiders in connection with the Company’s IPO to the extent such warrants are transferred prior to their exercise, such ordinary shares and warrants to be issued upon exercise of the applicable warrant or unit purchase option in accordance with such instrument’s terms.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.

Based upon the foregoing, it is our opinion that each of the Warrants constitutes legal, valid and binding obligations of the Company under the laws of the State of New York, enforceable against it in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the Prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Graubard Miller